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                                                                    Exhibit 3(e)

                             ARTICLES SUPPLEMENTARY
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                                 CRIIMI MAE INC.

                  CRIIMI MAE INC., a Maryland corporation having its principal office in the City of Rockville, Montgomery County, Maryland (the
"Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                  FIRST: Pursuant to authority contained in Article SIXTH of the Articles of Incorporation of the Corporation, one hundred and fifty thousand (150,000) authorized but unissued shares of the Corporation's Series A Cumulative Convertible Preferred Stock have been duly reclassified by the Board of Directors of the Corporation as authorized but unissued shares of the Corporation's preferred stock, $0.01 par value per share (the "Preferred Shares").

                  SECOND: A description of the Preferred Shares is contained in the Articles of Incorporation of the Corporation filed with the Maryland Department of Assessments and Taxation on June 9, 1993.

                  THIRD: The reclassification of authorized but unissued shares as set forth in these Articles Supplementary does not increase the authorized capital of the Corporation or the aggregate par value thereof.


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                  IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf by its Senior Vice President and its corporate seal to be hereunto affixed and attested by its Assistant Secretary this ____ day of ________________, 1999. The undersigned Senior Vice president acknowledges that these Articles Supplementary are the act of the Corporation, that to the best of his knowledge, information and belief all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects, and that this statement is made under the penalties of perjury.

ATTEST:                             CRIIMI MAE INC.

________________________________    By:__________________________(SEAL)

Print Name:______________________   Print Name:__________________________

             Assistant Secretary                    Senior Vice President




[Affix corporate seal]







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